Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-173727, effective April 26, 2011) of NIKE, Inc. of our report dated November 23, 2011, relating to the financial statements and supplemental schedules of the NIKE, Inc. 401(k) Savings and Profit Sharing Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
November 23, 2011